Exhibit 6

Odyssey Trust Company

CONSOLIDATED MONTHLY BALANCE SHEET

As At January 31, 2025

(in thousands of dollars)

Section I - Assets	Foreign Currency	Total Currency
1. Cash and cash equivalent
(a) Gold, bank notes, deposits with Bank of Canada, cheques and other items in transit		0
(b) Deposits with regulated financial institutions, less allowance for expected credit losses	1,673	10,897
2. Securities
(a) Securities issues or guaranteed by Canada/Canadian Province/Canadian Municipal or School Corporation, less allowance for expected credit losses where applicable
(i) Treasury Bills and other short term paper	0	28,000
(ii) Other securities	0	0
(b) Other securities, less allowance for expected credit losses where applicable
(i) Debt	0	0
(ii) Shares	0	0
3. Loans
(a) Non-Mortgage Loans, less allowance for expected credit losses
(i) Call and other short loans to investment dealers and brokers, secured	0	0
(ii) To regulated financial institutions	0	0
(iii) To Canadian federal government, provinces, municipal or school corporations	0	0
(iv) To foreign governments	0	0
(v) Lease receivables	0	0
(vi) To individuals for non-business purposes	0	0
Of (A) Secured by residential property	0	0
which: (B) Secured by other than residential property	0	0
(vii) Reverse repurchase agreements	0	0
(viii) To individuals and others for business purposes	0	0
Of (A) Secured by residential property	0	0
which: (B) Secured by other than residential property	0	0
(b) Mortgages, less allowance for expected credit losses
(i) Residential
(A) Insured	0	0
(B) Of which: NHA MBS pooled and unsold	0	0
(C) Uninsured	0	0
(D) Reverse Mortgages	0	0
(ii) Non-residential	0	0
4. Customers’ liability under acceptances, less allowance for expected credit losses	0	0
5. Land, buildings, and equipment, less accumulated depreciation	0	78
6. Other assets, less allowance for expected credit losses where applicable
(a) Insurance-related assets	0	0
(b) Accrued interest	0	2,061
(c) Prepaid and deferred charges	0	583
(d) Goodwill	0	0
(e) Intangibles
(i) with definite lives	0	2,163
(ii) with indefinite lives	0	0
Total Assets	1,673	47,209

Section I - Assets	Foreign Currency	Total Currency
(f) Deferred tax assets	0	66
(g) Derivatives related amounts	0	0
(h) Due from Head Office and related Canadian regulated Financial Institutions	0	0
(i) Interests in associates and joint ventures	0	0
(j) Other	0	3,361
Total Assets	1,673	47,209

Odyssey Trust Company

CONSOLIDATED MONTHLY BALANCE SHEET

As At January 31, 2025

(in thousands of dollars)

Section II - Liabilities	Foreign Currency	Total
1. Demand and notice deposits
(a) Federal and Provincial	0	0
(b) Municipal or School Corporations	0	0
(c) Deposit-taking institutions	0	0
(d) Individuals
(i) Tax sheltered	0	0
(ii) Other	0	0
(e) Other	0	0
2. Fixed-term deposits
(a) Federal and Provincial	0	0
(b) Municipal or School Corporations	0	0
(c) Deposit-taking institutions	0	0
(d) Individuals
(i) Tax-sheltered	0	0
(ii) Other	0	0
(e) Others	0	0
3. Cheques and other items in transit	0	0
4. Advances from the Bank of Canada	0	0
5. Acceptances	0	0
6. Other liabilities
(a) Liabilities of subsidiaries, other than deposits
(i) Call and other short loans payable	0	0
(ii) Other	0	0
(b) Insurance-related liabilities	0	0
(c) Accrued interest	0	0
(d) Mortgages and loans payable	0	0
(e) Income taxes
(i) Current	0	0
(ii) Deferred	0	0
(f) Obligations related to borrowed securities	0	0
(g) Obligations related to assets sold under repurchase agreements	0	0
(h) Deferred income	0	642
(i) Derivative related amounts	0	0
(j) Due to Head Office and related Canadian regulated Financial Institutions	0	0
(k) Other	0	9,807
7. Subordinated debt	0	0
Total liabilities and shareholders’ equity	0	47,209

Section II - Liabilities	Foreign Currency	Total
8. Shareholders’ equity
(a) Preferred shares	0	0
(b) Common shares	0	3,300
(c) Contributed surplus	0	4,527
(d) Retained eamings		28,933
(e) Non-controlling interests	0	0
(f) Accumulated Other Comprehensive Income (Loss)		0
Total liabilities and shareholders’ equity	0	47,209